TIDAL TRUST III 485BPOS

Exhibit 99 (p)(xxii)

Azoria Capital, Inc.

Regulatory Compliance Manual

Last updated: 3/12/2025

This Regulatory Compliance Manual is the property of Azoria Capital, Inc. (“Azoria Partners”, “Azoria,” the “Adviser”, or the “Company”) and must be returned to the Company if an individual’s association with the Company terminates for any reason.

The content of this manual is confidential and should not be revealed to third parties without the consent of the Chief Compliance Officer. The policies and procedures set forth herein supersede previous manuals, policies, and procedures.

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain and enforce a written code of ethics that contains, at a minimum, provisions regarding:

1.	A standard of business conduct required of employees that reflects fiduciary obligations of the adviser and employees;

2.	Compliance with all applicable Federal Securities Laws;

3.	Reporting and review of personal Securities transactions and holdings;

4.	Reporting of violations of the code; and

5.	Distribution of the code and any amendments to each supervised person and a written acknowledgment of their receipt.

Risks

In developing these policies and procedures, Azoria considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Employees do not understand the fiduciary duty that they, and Azoria, owe to Clients;

●	Employees and/or Azoria fail to identify and comply with all applicable Federal Securities Laws;

●	Employees do not report personal Securities transactions;

●	Employees trade personal accounts ahead of Client accounts;

●	Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	Azoria does not provide its Code of Ethics to the Fund board of directors (or trustees) for initial approval, and within six months of material changes;

●	Azoria does not provide its Code of Ethics and any amendments to all Employees; and

●	Azoria does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

Azoria has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Azoria and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Azoria to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Azoria’s services, and engaging in other professional activities.

Azoria expects all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Azoria must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Fund:

●	employ any device, scheme, or artifice to defraud the Fund;

●	make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

●	engage in any manipulative practice with respect to the Fund

Employees are generally expected to discuss any perceived risks, or concerns about Azoria’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Azoria or its Employees could have severe negative consequences for Azoria, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who were not involved in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Azoria’s fiduciary duty to its Clients. To the extent practicable, the Company will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall prepare a report of all violations.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to the Fund’s Board of Directors or Trustees. pursuant to Rule 17j-1.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with Azoria to make any such reports or disclosures and do not need to notify Azoria that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited.

Distribution of the Code and Acknowledgement of Receipt

Azoria will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Azoria’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual. The CCO may use the attached Code of Ethics Acknowledgement Log to track Employees’ Code of Ethics acknowledgements.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Fund’s CCO of such change.

Accounts Covered by the Policies and Procedures

Azoria’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Employee” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of Azoria’s employees who are directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by Azoria (including any such person serving as a director, officer, or partner) that has access to Azoria’s nonpublic securities recommendations.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Class I Prohibited Securities, Class II Non-Restricted Securities, Class III Approved Securities

▪	Each Employee and such Employee’s Family Members may hold Class I Prohibited Securities that were held at the time of such Employee’s hiring.

▪	All Employees and their Family Members are prohibited from purchasing Class I Prohibited Securities while employed by Azoria; and

▪	All Employees and their Family Members are allowed to trade Class II Non-Restricted Reportable Securities and Class III Approved Non Reportable Securities; provided that any security purchased must be held for 90 days before it can be sold by an Employee or such Employee’s Family Members.

▪	Employees must have written clearance from the CCO for any transaction involving a Class II Security before initiating a potential transaction. Azoria may disapprove of any potential transaction, particularly if the transaction appears to pose a conflict of interest or appears improper.

PLEASE SEE THE FOLLOWING PAGE FOR A DEFINITION OF SECURITY TYPES:

Class I - Prohibited Securities	Class II - Non Restricted Reportable Securities**; Require Pre-Clearance	Class III - Approved Non Reportable Securities***
equity and debt securities	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, advised or underwritten by Azoria or an affiliate;	Direct obligations of the Government of the United States;
preferred stock		Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
investment and non-investment grade debt securities		Shares issued by money market funds
convertible debt		Interests in 529 college savings plans
securities sold in IPOs or limited offerings		Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940 (the IC Act”), none of which are advised or underwritten by Azoria or an affiliate.
any derivative instrument including futures, forwards, swaps, options, warrants, caps, floors, collars, and CDS		Shares issued by open-end investment companies registered under the Investment Company Act of 1940 none of which are advised or underwritten by Azoria or an affiliate
Exchange-traded notes (ETNs)
Exchange-traded funds (ETFs)
Private Placements (hedge fund or private equity fund)

*Prohibited Securities are required to be reported
**Non-Restricted Reportable Securities require reporting
***Approved Non Reportable Securities do not require reporting

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Azoria’s Personal Securities Transactions policy.

Any Employee who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.1 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

Pre-clearance Procedures

Employees must have written pre-clearance for all Sell transactions involving Class I securities and for all transactions involving Class II Securities. Azoria may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Azoria’s pre-clearance procedures.

Employees must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO or a designee. The CCO will use the attached Trading Pre-clearance Request Log to track pre-clearance requests.

Reporting

Azoria must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or a designee, within 30 days of the end of each calendar quarter.

Employees may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations. Alternately, Employees may use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO or a designee duplicate trade confirmations and/or> account statements. The CCO or a designee must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

1 https://www.sec.gov/files/dlt-framework.pdf

If an Employee did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or a designee on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form Employees may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO or a designee. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or a designee may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Employees. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Azoria’s Code, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Azoria’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Personal Trading and Holdings Reviews

Azoria’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees personal trading activities. Accordingly, the CCO or a designee will closely monitor Employees investment patterns to detect potentially abusive behavior.

The CCO or a designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Employee trading with Clients’ trades as necessary. Upon review of the report, the CCO or a designee will initial and date each report received, and will attach a written description of issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by Azoria’s Compliance Manual, which includes Azoria’s Code of Ethics. I understand that any questions about Azoria’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Code of Ethics Acknowledgement Log

Name	Hire Date	Date of Initial Acknowledgement	Dates of Subsequent Acknowledgements
			Date	Date	Date	Date	Date	Date

Trade Pre-clearance Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

For Options, Indicate the Expiration Date:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

3.	I am not contractually or legally prohibited from executing this transaction (e.g., I am not a restricted person under FINRA Rule 5130 or 513).

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision:

Trading Pre-clearance Request Log

Employee Name	Requested Transaction	Approval Granted? (Y or N)	Date	Comments (Including Applicable Conflicts of Interest and any Mitigating Factors)

Quarterly Reporting Form: Transactions

For the Quarter Ended: ______________________

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker-Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Quarterly Reporting Form: New Accounts

For the Quarter Ended:____________________

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate trade confirmations and monthly account statements for the above-named account to:

Azoria Partners LLC

Attn: Chief Compliance Officer or a designee

740 15th Street NW 8th Floor

Washington, DC 20007

If you have any questions or concerns, please call me at ______________. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:	CCO, Chief Compliance Officer or a designee

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with Azoria, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with Azoria, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

PST Disclosure Log

For each column heading, indicate the type of disclosure and the due date.

QT = Quarterly Transaction	QNA = Quarterly New Accounts	AH = Annual Holdings	AA = Annual Accounts

For each Employee, indicate the date each report was submitted. Upon review, mark reports that may reflect improper behavior with an ‘X.’ Reports that have been reviewed and that did not raise compliance issues should be marked ‘ok.’

Note to the CCO: The first example row reflects John Smith’s Fidelity Account, which he has had since he was hired in April 2006. The initial and annual reports have been reviewed by compliance, but the quarterly reports submitted in April have not. The second row reflects his E-Trade account without any reportable Securities. A cell in the third row is starred, indicating improper behavior (in this case, Ms. Doe was late in submitting her quarterly transaction report). Once you are familiar with the table’s formatting, you can delete this italicized text and the example entries.

Employee and Account Number	Initial Reports		Ongoing Reports
	Accounts	Holdings	Example: AH 12/31/07	Example: AA 12/31/07	Example: QT 3/31/08	Example: QNA 3/31/08
John Smith Fidelity Acct. ABC123	4/15/06 ok	4/15/06 ok	1/18/08 ok	1/20/08 ok	4/14/08	4/13/08
John Smith E-Trade Acct. 222BCB	5/12/05 ok	NA	NA	1/20/08 ok	NA	NA
Jane Doe Schwab Acct. 12345	11/1/07 ok	11/1/07 ok	2/3/08 ok	2/3/08 ok	5/3/08 X	4/28/08 ok

Exempt Accounts Certification

Dear Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “access person” of Azoria Partners, LLC (“Azoria”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Azoria. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

●	I have no direct or indirect influence or control over the Accounts;

●	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

●	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Azoria’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

●	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period: ____________ to ____________ (indicate MM/YY range);

●	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date: